UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2007

RBC Life Sciences, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-50417	91-2015186
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2301 CROWN COURT, IRVING, TEXAS	75038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-893-4000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2007, the Board of Directors of RBC Life Sciences, Inc. (“RBC” or the “Company”) elected John W. Price to serve as President of the Company and as a member of the Company’s Board of Directors.

Mr. Price, age 64, joined the Company on October 1, 2007 as Chief Executive Officer of the Company’s wholly owned medical products subsidiary, MPM Medical, Inc. From September 2005 through September 2007, Mr. Price served as President of International Operations for Mannatech, Incorporated, a global network marketing company engaged in the sale of nutritional supplements. From 2003 to 2005, Mr. Price was President of Price Associates, a business consulting firm serving a broad range of clients including Herbalife International Inc., a global network marketing company engaged in the sale of weight management products, nutritional supplements and personal care products. From 1997 to 2003, Mr. Price served as Herbalife’s Senior Vice President of Worldwide Administration, and served as its interim Chief Information Officer and a key executive to its President. From 1978 to 1995, Mr. Price served as Vice President of Human Resources for Eli Lilly & Company, a pharmaceutical manufacturer. Mr. Price received a B.A. in Psychology and Naval Science from the University of Washington, in Seattle, Washington, and received his M.B.A. in Marketing from the California Coast University, in Santa Ana, California. He is a retired U.S. Navy Commander and an Eagle Scout who continues to serve on the Eagle Scout Board of Review. Mr. Price served from 2001 to 2005 as a Board Member of the Direct Selling Education Foundation.

In connection with his employment by the Company in October 2007, the Company granted Mr. Price a nine-year option to purchase 200,000 shares of the Company’s common stock at $0.77 per share, which was the market price of the common stock on the date of grant. This option vests ratably over a five-year period.

On December 7, 2007, in connection with his election as President, the Company entered into an amended and restated employment agreement with Mr. Price. This employment agreement is for a four-year term with an automatic annual renewal unless either party provides notice of non-renewal to the other at least 30 days prior to the end of the applicable employment period.

On December 11, 2007, the Company entered into amended and restated employment agreements with two of its currently named executive officers, Kenneth L Sabot, Senior Vice President-Operations, and Steven E. Brown, Vice President-Finance and Chief Financial Officer. These employment agreements, which were approved by the Company’s Compensation Committee, become effective January 1, 2008 and replace other employment agreements that expire on December 31, 2007. These employment agreements are for a two-year term with an automatic annual renewal unless either party provides notice of non-renewal to the other at least 30 days prior to the end of the applicable employment period.

Each of the aforementioned employment agreements provide for a base salary and additional incentive compensation if certain performance measures set forth in the employment agreements are met and as determined by the Board of Directors of RBC in its discretion. Incentive compensation cannot exceed two times the annual base salary. The annual base salaries for Mr. Price, Mr. Sabot and Mr. Brown are $290,000, $232,000 and $220,000, respectively. The employees are also entitled to certain fringe benefits as set forth in the employment agreements. The employment agreements provide that if the employee terminates the agreement for good reason, as defined in the agreement, or upon non-renewal by RBC, the employee shall be entitled to receive severance pay equal to six months of base salary. If RBC terminates the agreement early, the employee shall be entitled to receive severance pay equal to the greater of base salary for the remaining term or six months of base salary plus two weeks of base salary for each full year of service. If RBC terminates the agreement as a result of a change in control, as defined below, the employee shall be entitled to receive severance pay equal to the greater of base salary for the remaining term or one year of base salary. A change in control is defined as (i) the acquisition by a beneficial owner, other than by RBC’s Chief Executive Officer, Clinton H. Howard, of 50% or more of the combined voting power of RBC’s outstanding securities, (ii) a business combination, the result of which is that the directors preceding the business combination cease to constitute a majority of the Board of Directors of the combined entity, (iii) a business combination, the result of which is that the shareholders prior to the business combination cease to own 50% or more of the outstanding voting securities of the combined entity or (iv) the sale or disposition of all or substantially all of RBC’s assets.

The description of the employment agreements contained herein does not purport to be complete and is qualified in its entirety by reference to the employment agreements, copies of which are attached hereto as Exhibits 10.1, 10.2, and 10.3 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description

10.1	Employment Agreement, dated December 7, 2007, between RBC Life Sciences, Inc. and John W. Price.

10.2	Employment Agreement, dated December 11, 2007, between RBC Life Sciences, Inc. and Kenneth L. Sabot.

10.3	Employment Agreement, dated December 11, 2007, between RBC Life Sciences, Inc. and Steven E. Brown.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2007	RBC Life Sciences, Inc.
	By:	/s/ Steven E. Brown

	Name: Title:	Steven E. Brown Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1	Employment Agreement, dated December 7, 2007, between RBC Life Sciences, Inc. and John W. Price.
10.2	Employment Agreement, dated December 11, 2007, between RBC Life Sciences, Inc. and Kenneth L. Sabot.
10.3	Employment Agreement, dated December 11, 2007, between RBC Life Sciences, Inc. and Steven E. Brown.